Exhibit 12
                              U S WEST, Inc.
             RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                        PREFERRED STOCK DIVIDENDS
                          (Dollars in Millions)

                                                  Quarter Ended
                                                 3/31/98   3/31/97
------------------------------------------      --------  --------
Income before income taxes and
  extraordinary item                           $   365   $   400
Interest expense (net of amounts
  capitalized)                                     247       278
Interest factor on rentals (1/3)                    25        25
Equity losses in unconsolidated
  ventures (less than 50% owned)                    75       105
Guaranteed minority interest expense                22        22
                                                --------  --------
Earnings                                       $   734   $   830

Interest expense                               $   263   $   288
Interest factor on rentals (1/3)                    25        25
Guaranteed minority interest expense                22        22
Preferred stock dividends (pre-tax
  equivalent)                                       23        22
                                                --------  --------
Fixed charges                                  $   333   $   357

Ratio of earnings to combined fixed
  charges and preferred stock dividends           2.20      2.32
------------------------------------------      --------  --------